SCHEDULE 14A

                               (RULE 14A-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (Amendment No. )

      Filed by the registrant |_|
      Filed by a party other than the registrant |X|

      Check the appropriate box:
      |_|   Preliminary proxy statement   |_|   Confidential, for Use of the
                                                Commission Only (as permitted
                                                by Rule 14a-6(e)(2))
      |_|   Definitive proxy statement
      |X|   Definitive additional materials
      |_|   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

          First Union Real Estate Equity and Mortgage Investments
          -------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                           Gotham Partners, L.P.
          -------------------------------------------------------
                  (Name of Person Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

      |X|   No fee required.
      |_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
            and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transactions applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4)   Proposed maximum aggregate value of transaction:

      |_|   Fee paid previously with preliminary materials.
      |_|   Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

      (2)   Form, schedule or registration statement no.:

      (3)   Filing party:

      (4)   Date filed:

For Immediate Release
---------------------

Contacts:      Bill Ackman           or    George Sard/David Reno
               David Berkowitz             Sard Verbinnen & Co
               Gotham Partners             (212) 687-8080
               (212) 286-0300

         GOTHAM PARTNERS CONTENDS FIRST UNION REAL ESTATE CHAIRMAN
          MISLEADS SHAREHOLDERS ON RELATIONSHIP WITH BOARD MEMBER

                Gotham Partners Calls for Russell Gifford's
                 Resignation From "Independent Committee"


     NEW YORK, APRIL 27, 1998 - Gotham Partners, L.P. today said that First Union Real Estate Investments (NYSE:FUR) had misrepresented the Company's relationship with Board Member Russell Gifford by denying that Gifford was CEO of Ven Tek, a unit of First Union's Imperial Parking subsidiary. Gotham is First Union's largest shareholder.

     Mr. Gifford is a member of the First Union's Board of Trustees and the head of a recently formed "independent committee" of the Board established to evaluate alternatives for the Company.

     Gotham learned of Gifford's involvement with Ven Tek by reviewing Imperial Parking's internet web site (http://www.impark.com/news/980301.htm), which announced the appointment of Russell Gifford as CEO of Ven Tek as of March 1, 1998. A copy of that announcement is attached. Gotham has learned that Mr. Gifford began consulting to Ven Tek in early January 1998.

     In a conference call Friday with shareholders, First Union disclosed that Ven Tek, Imperial Parking's manufacturing subsidiary, lost approximately $1 million in the first quarter of 1998, which contributed to the Company's extremely poor results for the quarter. First Union's funds from operations (FFO) declined to 9 cents per share in 1Q98 from 20 cents per share in 4Q97.

     On the conference call, a shareholder asked the Company's representatives whether Russell Gifford was recently made CEO of Ven Tek. Mr. Steve Edelman, Executive Vice President and CFO of First Union responded: "No, [he] certainly is not the CEO."

     James C. Mastandrea, First Union Chairman and CEO, then stated that Mr. Gifford was not CEO, but simply a "consultant" to Ven Tek. The shareholder asked a follow up question: "Is he getting paid?"

     Mr. Mastandrea responded: "No, not one penny." The shareholder confirmed: "He is an unpaid consultant?" Mr. Mastandrea responded: "That's correct."

     Gotham believes that Mr. Mastandrea's response to shareholders on this most recent conference call is reprehensible. Gotham similarly believes that Mr. Gifford's appointment as CEO of Ven Tek in the midst of a proxy fight and his simultaneously sitting on the so-called "independent committee" of the Board of Trustees presents him with disabling conflicts of interest. As a result, Gotham is calling for the resignation of Mr. Gifford from the "independent committee."

     BACKGROUND

     Gotham has been a shareholder of First Union since 1996. On July 14, 1997, Gotham sent a letter to the First Union Board of Trustees expressing its strong concerns about management and the strategic direction of the Company and requesting a meeting with the Board of Trustees. The First Union Board of Trustees refused and despite numerous subsequent efforts by Gotham has continued to refuse to address Gotham's concerns.

     As a result, Gotham is soliciting proxies to replace the entire class of three First Union Trustees up for election at the May 19 meeting, which includes First Union chairman and chief executive officer James C. Mastandrea, with Gotham nominees William A. Ackman and David P. Berkowitz, both principals of Gotham Partners, and James A. Williams, chairman of Michigan National Bank. Gotham is also proposing to increase the size of the First Union Board of Trustees from nine members to 15 members and to fill the six new seats with Gotham nominees. If all of the Gotham proposals are approved by First Union shareholders and its nominees elected, the Gotham nominees would hold nine of the 15 seats on the First Union Board.

     Under court order, First Union is required to hold a shareholder meeting on May 19 in lieu of its 1998 annual meeting, which was originally scheduled for April 14, 1998 but was cancelled by the Company. The court has also ordered First Union not to provide any new employment benefits or compensation outside the ordinary course of business and has prohibited First Union from any transfer of assets not for fair value prior to the election and seating of directors.

     Gotham Partners is a private New York investment partnership. First Union is a stapled-stock real estate investment trust (REIT).

                                   # # #


                                    (http://www.impark.com/news/980301.htm)

                                  IMPARK
                              (1 March, 1998)

                 Russell R. Gifford Appointed CEO of VenTek

[PHOTOGRAPH OF RUSSELL R. GIFFORD]

Russell R. Gifford has been appointed to the position of Chief Executive Officer of VenTek International, Inc., the wholly owned Imperial Parking Limited manufacturing subsidiary, based in Petaluma, California. VenTek manufactures state-of-the art currency, credit card and debit card ticketing equipment for parking applications and public transit systems.

Gifford recently retired in 1997 as President of CNG Energy Services Corporation, a Consolidated Natural Gas marketing subsidiary based in Pittsburgh which he built to a revenue base in excess of one billion dollars. He has been a noted business leader in both Cleveland and Pittsburgh and he serves on several Boards of Directors.

He is a member of the Board of Trustees of First Union Real Estate Investements (FUR), headquartered in Cleveland. The management affiliate of FUR, First Union Management, Inc., owns controlling interest in Imperial Parking Limited.

Announcing Gifford's appointment, Paul Clough, the Chairman and CEO of Impark, said: "VenTek has reached a critical stage in its development. Instead of just serving the needs of our parking companies and our real estate industry contacts, VenTek is now achieving major contracts with governments and transit systems. The time has come for sophisticated executive management and Russ can deliver that. He will take VenTek to another level."

Russ Gifford's work on behalf of community projects and benefactions is as impressive as his business resume. He is a past Chair of the Cleveland Growth Association and he serves on the National Board of Governors of the American Red Cross. He lectures in the Executive MBA program at Baldwin Wallace College in Berea, Ohio.